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                                                                    EXHIBIT 23.4



                         CONSENT OF LAZARD FRERES & CO.



     We hereby consent to the use in this Registration Statement of our opinion, dated April 29, 1994, appearing in the Prospectus which is a part of this Registration Statement on Form S-1, and to all references to our firm under the Opinion of Financial Advisors section in such joint Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                          Lazard Freres & Co.

New York, New York
April 29, 1994